SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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BELL INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1960 East Grand Avenue
El Segundo, California 90245-4608
Dear Shareholder:
      Our annual meeting of shareholders will be held at the at the Hilton Garden Inn, 2100 E. Mariposa Avenue, El Segundo, California 90245, at 11:00 a.m. on Tuesday, May 24, 2005. The formal meeting notice and our proxy statement for the meeting are attached.
      The only formal action to be taken at the meeting is the election of the Board of Directors for the ensuing year. We urge you to review the Proxy Statement carefully.
      Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the annual meeting.
      We look forward to seeing you on May 24.

Sincerely yours,

MARK E. SCHWARZ
Chairman of the Board of Directors
April 19, 2005

BELL INDUSTRIES, INC.
1960 East Grand Avenue
El Segundo, California 90245-4608
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 24, 2005
       The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the Hilton Garden Inn, 2100 E. Mariposa Avenue, El Segundo, CA 90245, on Tuesday, May 24, 2005 at 11:00 A.M., and at any adjournments or postponements thereof (the “Annual Meeting”).
      The purpose of the Annual Meeting is to elect five directors, Russell A. Doll, John A. Fellows, L. James Lawson, Michael R. Parks, and Mark E. Schwarz, to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and to transact any other business that may properly come before the Annual Meeting.
      The Board of Directors has fixed the close of business on Friday, April 15, 2005, as the record date for determining those shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors

MARK J. KELSON
Secretary
April 19, 2005
      Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders, or if you do plan to attend and wish to vote by Proxy, please date, sign and promptly return the enclosed proxy card, for which a return, stamped envelope is provided. Your prompt return of the proxy card will help the Company avoid the additional expense of further solicitation to assure a quorum at the meeting.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
OF BELL INDUSTRIES, INC.
MAY 24, 2005

INTRODUCTION
      This Proxy Statement is first being mailed on or about April 19, 2005, to shareholders of Bell Industries, Inc., a California corporation (“Bell” or the “Company”) and is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s Annual Meeting of Shareholders to be held on May 24, 2005 at 11:00 A.M., or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company. The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers and regular employees of the Company and its subsidiaries.
      The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see “Election of Directors”).
      Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted FOR the election of each director nominee listed on the Proxy Card.
      The Board does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing the Proxy Cards, shareholders confer discretionary authority on the proxies (who are persons designated by the Board) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting.
VOTING SECURITIES
      Only shareholders of record at the close of business on Friday, April 15, 2005 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, there were issued, outstanding and entitled to vote approximately 8,460,000 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.
      A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast “for,” “against” or “abstain” are included, as well as all “broker non-votes,” which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions.
      The affirmative vote of a majority of the shares represented and voting at the meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum shall be required to approve a voting matter. Only shares voted “for” or “against” are treated as shares represented and voting at the meeting with respect to the voting matter. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the number represented and voting with respect to the voting matter.

ELECTION OF DIRECTORS
      In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of his or her intent to cumulate votes prior to the vote at the meeting.
      The Board presently consists of five directors. We currently have a vacancy on the Board that was created by John J. Cost’s resignation in September 2004. On April 18, 2005, Charles B. Graves, one of our current directors, informed the Company that he will not stand for re-election to the Board at our 2005 Annual Meeting and will resign as a director, effective May 24, 2005, due to the increasing demands on his time as the Chief Executive Officer at Connor Sport Court International. We are proposing to elect our four existing board members and to elect an additional board member to fill an existing vacancy. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected.
      Mark E. Schwarz, age 44, has been a director of the Company since February 2000 and Chairman of the Board of Directors since September 2004. Since 1993, Mr. Schwarz has served as General Partner, directly or through entities, which he controls, of Newcastle Partners, L.P. (“Newcastle”), a private investment firm. As of December 2001, Mr. Schwarz was the Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., which is the general partner of Newcastle. From 1995 until 1999, Mr. Schwarz was also a Vice President of Sandera Capital Management, L.L.C., a private investment firm associated with the Lamar Hunt Family. Mr. Schwarz currently serves as Chairman of the Board and Chief Executive Officer of Hallmark Financial Services, Inc., a property-and-casualty insurance holding company, Chairman of the Board of Pizza Inn, Inc., a franchisor of and distributor to a chain-wide system of pizza restaurants, and New Century Equity Holdings Corp., a firm focused on acquiring a new operating company. Mr. Schwarz presently serves as a director of SL Industries, Inc., a power supply and power motion products manufacturer; Nashua Corporation, a specialty paper, label and printing supplies manufacturer; WebFinancial Corporation, a banking and specialty finance company; and Pinnacle Frames and Accents, Inc., a privately held company engaged in the manufacturing of frames and mirrors.
      Russell A. Doll, age 43, was appointed acting President and Chief Executive Officer and a director of the Company in September 2004. Prior to serving as acting President and Chief Executive Officer of the Company, Mr. Doll was President of Bell Industries Tech.logix Group since November 2003 and served as a Senior Vice President of the Company. From February 1999 to November 2003, Mr. Doll served as Chief Financial Officer of the Company. From April 1998 to February 1999, he served as Vice President, Finance of the Company.
      John A. Fellows, age 40, was nominated to serve as a director of the Company in April 2005. Mr. Fellows is currently a private investor. From August 1998 to April 2004, Mr. Fellows served as Chief Executive Officer of RMH Teleservices, Inc., a publicly-traded provider of outsourced customer relationship management services, that was acquired by NCO Group, Inc. in April 2004. Prior to his work with RMH, Mr. Fellows served in senior management roles with Paging Network, Inc. and TeleQuest Teleservices, Inc. Mr. Fellows presently serves as a director of Champion Management, LLC, a sports and entertainment management company.

      L. James Lawson, age 49, has been a director of the Company since June 2000. Since 1996, Mr. Lawson has been a Co-Chairman and Managing Member of Lincoln Partners, LLC, a privately held investment-banking firm. Mr. Lawson presently serves on the boards of CLEANPAK International, Inc. and Stock Equipment Company (privately held companies).
      Michael R. Parks, age 42, has been a director of the Company since June 2000. Since 1992, Mr. Parks has been Chairman and Chief Executive Officer of The Revere Group, a privately held technology consulting company.
      If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.
      The Board recommends that you vote FOR the election of each of the nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
General
      The full Board held six meetings during 2004. During 2004, the standing committees of the Board were the Audit Committee, the Compensation Committee and the Nominating Committee. The Audit Committee held six meetings in 2004 and the Compensation Committee met once in 2004 (see “Audit Committee Report” and “Compensation Committee Report” located elsewhere in this Proxy Statement); the Nominating Committee met once in 2004. Each director attended at least 75% of Board meetings and the committees on which he served.
      Each of the current members on each of the standing committees is an “independent director” as defined in Section 121A of the American Stock Exchange Company Guide. L. James Lawson serves as Chairman of the Audit Committee, Michael R. Parks serves as Chairman of the Nominating Committee, and Mark E. Schwarz serves as Chairman of the Compensation Committee. Shareholders interested in communicating with the Board or to specified individual directors may do so in writing to Bell Industries, Inc., 1960 East Grand Avenue, Suite 560, El Segundo, California 90245; Attn: Mark J. Kelson, Secretary. These communications will be forwarded to the appropriate director or directors.
      Directors are strongly encouraged to attend annual meetings of shareholders, but no specific policy exists regarding attendance by directors at such meetings. All directors attended the 2004 Annual Meeting of Shareholders.
Director Independence
      The Board has determined that each of Mark E. Schwarz, John A. Fellows, L. James Lawson, and Michael R. Parks has no material relationship with our company and is independent within our director independence standards, which are consistent with the American Stock Exchange director independence standards. Russell A. Doll does not meet the aforementioned independence standards because he is the acting President and Chief Executive Officer and is an employee of the Company.

Board Committees
      The Audit Committee currently consists of Messrs. Lawson, Schwarz and Graves. The Audit Committee oversees the integrity of the Company’s financial statements, the Company’s compliance with legal and financial regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor. The Audit Committee is governed by a charter, which was adopted by the Board and is available on the Company’s website at www.bellind.com. The Board has determined that each current member of the Audit Committee is financially literate and that each of Messrs. Lawson and Schwarz qualify as an audit committee financial expert as such term is defined under the regulations of the U.S. Securities and Exchange Commission (the “SEC”) and each is financially sophisticated as such term is defined in Section 121B of the American Stock Exchange Company Guide.
      The Nominating Committee currently consists of Messrs. Parks, Lawson and Schwarz. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the nominees for election to the Board. The Nominating Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees. The Nominating Committee will consider persons recommended by shareholders for nomination for election as directors. The Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a committee-recommended nominee. Shareholders wishing to recommend director candidates must follow the prior notice requirements as described under “Shareholder Proposals” on page 16 of this Proxy Statement. The Nominating Committee is governed by a charter that was adopted by the Board and is available on the Company’s website at www.bellind.com.
      The Compensation Committee currently consists of Messrs. Schwarz, Lawson and Graves. The Compensation Committee determines the compensation of the Chief Executive Officer, reviews and approves compensation for all other executive officers as presented by the Chief Executive Officer, reviews and makes recommendations with respect to incentive compensation plans and equity-based plans, and provides oversight and guidance for compensation and benefit programs for all employees of the Company. The Compensation Committee is governed by a charter, which was adopted by the Board and is available on the Company’s website at www.bellind.com.
Code of Ethics
      The Board has established a corporate Code of Ethics which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Ethics.
      Waivers to the Code of Ethics may be granted only by the Board. In the event that the Board grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on a Current Report on Form 8-K.

Public Availability of Corporate Governance Documents.
      Our key corporate governance documents, including our Code of Ethics and the charters of our Audit Committee, Compensation Committee and Nominating and Committee are:

•	available on our corporate website;

•	available in print to any shareholder who requests them from our corporate secretary; and

•	filed as exhibits to our securities filings with the SEC.
Director Compensation
      Non-employee directors are compensated for serving on the Board and Board Committees through quarterly cash payments and annual options to purchase shares of the Company’s common stock. Effective July 2003, each non-employee director began receiving annual cash compensation of $12,000 payable on a quarterly basis for serving on the Board and Board Committees. During June 2004, each elected non-employee director received an option to purchase 5,000 shares of the Company’s common stock. All such options have an exercise price not less than the closing price of the Company’s common stock on the date of grant.
      During 2004, Mr. John J. Cost, a director who resigned in September 2004, received $40,000 under the directors’ retirement plan, which has been terminated except for vested benefits. No current directors are eligible to participate in this plan. Under the plan, Mr. Cost is entitled to receive for his life an annual retirement benefit of $40,000 and his surviving spouse, if any, is entitled to receive benefits for an additional five years. In the event of a change of control, Mr. Cost would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit.
Executive Sessions of the Board
      Our independent directors meet regularly in executive session without management, as required by our corporate governance guidelines, to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year. Executive sessions are led by Mr. Schwarz.
Compensation Committee Interlocks and Insider Participation
      Messrs. Schwarz, Lawson and Graves currently serve on the Compensation Committee. No current member of the Compensation Committee or member of the Compensation Committee during 2004 was an officer or employee or former officer or employee of the Company or its subsidiaries and no member has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC relating to compensation committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      As of April 15, 2005, the record date of the annual meeting, there were 8,460,000 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of that date by (i) each of our directors and director nominee, (ii) each of our executive officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors and executive officers as a group. As of March 31, 2005, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 8,117,000 shares representing 96% of the Company’s outstanding common stock, none of which was owned beneficially by such organization. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of April 15, 2005 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

Directors and Officers
Russell A. Doll(1)	137,462	1.6%
Mitchell I. Rosen(2)	18,500	*
Charles S. Troy(3)	95,000	1.1%
Mark E. Schwarz(4)	444,600	5.2%
John A. Fellows	–0–	*
Charles B. Graves(5)	5,000	*
L. James Lawson(6)	42,800	*
Michael R. Parks(7)	40,000	*
All Directors and Officers as a Group (7 Persons)(8)(9)(10)	783,362	8.9%
5% Shareholders
Daniel Zeff(11)	574,200	6.8%
Royce & Associates, LLC(12)	848,300	10.0%
Dimensional Fund Advisors Inc.(13)	596,362	7.0%

*	Less than 1%

(1)	Includes 125,000 shares issuable pursuant to currently exercisable stock options.

(2)	Includes 16,500 shares issuable pursuant to currently exercisable stock options.

(3)	Includes 90,000 shares issuable pursuant to currently exercisable stock options.

(4)	Includes 40,000 shares issuable pursuant to currently exercisable stock options. Mr. Schwarz’s business address is c/o Newcastle Partners, 300 Crescent Court, Suite 1110, Dallas, Texas 75201.

(5)	Includes 5,000 shares issuable pursuant to currently exercisable stock options. Mr. Graves’ business address is 939 South 700 West, Salt Lake City, Utah 84104.

(6)	Includes 40,000 shares issuable pursuant to currently exercisable stock options. Mr. Lawson’s business address is 200 West Madison Street, Suite 2100, Chicago, Illinois 60606.

(7)	Includes 40,000 shares issuable pursuant to currently exercisable stock options. Mr. Parks’ business address is 325 N. LaSalle, Suite 325, Chicago, Illinois 60610.

(8)	Other than the directors whose addresses are indicated in the footnotes above, each of our other directors and officers may be reached at 1960 East Grand Avenue, Suite 560, El Segundo, California 90245.

(9)	Includes 356,500 shares issuable pursuant to currently exercisable stock options.

(10)	There are currently no stock options held by directors and officers which become exercisable within 60 days of April 15, 2005.

(11)	Based on Schedule 13G filed on January 20, 2005 by Daniel Zeff, whose address is Zeff Holding Company, LLC, 50 California Street, Suite 1500, San Francisco, California 94111

(12)	Based on Schedule 13G/A filed on January 21, 2005 by Royce & Associates, LLC, whose address is 1414 Avenue of the Americas, New York, New York 10019.

(13)	Based on Schedule 13G/A filed on February 9, 2005 by Dimensional Fund Advisors Inc., whose address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
EXECUTIVE OFFICERS AND COMPENSATION
Executive Officers
      All of our officers serve at the discretion of the Board. The persons listed below are our executive officers:

Name	Age	Positions with our Company

Russell A. Doll	43	Acting President and Chief Executive Officer
Mitchell I. Rosen	40	Vice President and Chief Financial Officer
Charles S. Troy	61	Vice President
      Biographical information regarding each executive officer other than Russell A. Doll is set forth below. Russell A. Doll’s biographical information is set forth above under “Election of Directors.”
      Mitchell I. Rosen has been the Chief Financial Officer of the Company since September 2004. Mr. Rosen served as Vice President and Corporate Controller of the Company since December 2000. Prior to December 2000, Mr. Rosen was a senior manager with PricewaterhouseCoopers LLP.
      Charles S. Troy has been a Vice President of the Company since 1997.

Executive Compensation And Related Matters
      The following table shows all cash compensation and certain other compensation paid to each person who has served as our Chief Executive Officer in the last fiscal year and each of our other executive officers for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2004, 2003 and 2002 (the “Named Officers”).
Summary Compensation Table

			Annual Compensation(1)			Long-Term Compensation

						Options	All Other
Name and Principal Position	Year(1)		Salary	Bonus(2)	Other(3)	(Number of Shares)	Compensation

Russell A. Doll(4)	2004	(6)	$292,307	$60,000	$16,255	–0–	$–0–
Acting Chief Executive	2003		255,385	40,000	14,792	–0–	–0–
Officer and President	2002		250,000	25,000	14,700	–0–	–0–
Mitchell I. Rosen	2004	(6)	156,638	25,500	9,084	–0–	–0–
Chief Financial Officer	2003		137,423	15,000	8,050	–0–	–0–
	2002		135,000	10,000	7,653	5,000	–0–
Charles S. Troy	2004	(6)	181,730	80,000	10,277	–0–	–0–
Vice President	2003		175,000	35,000	9,695	–0–	–0–
	2002		175,000	–0–	9,695	–0–	–0–
Tracy A. Edwards(5)	2004		248,365	–0–	13,726	–0–	685,329
Former Chairman, Chief	2003		315,000	55,000	17,451	–0–	–0–
Executive Officer and	2002		315,000	–0–	17,451	–0–	–0–
President

(1)	No executive officer of the Company received perquisite compensation having an aggregate value equal to or in excess of $50,000 or 10% of such executive officer’s salary and bonus for the applicable fiscal year.

(2)	Includes bonuses accrued and earned for the period although paid in a later period. For example, $165,500 of the executive bonuses earned in 2004 were not paid until March 2005.

(3)	Consists of amounts contributed by the Company on behalf of the named individual under the Company’s Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

(4)	Mr. Doll was appointed as the acting President and Chief Executive Officer of the Company in September 2004. Prior to assuming the position of acting President and Chief Executive Officer, Mr. Doll served as President of Bell Industries Tech.logix Group and a Senior Vice President of the Company.

(5)	Mr. Edwards employment with the Company terminated effective September 25, 2004. Mr. Edwards appointment as the Chief Executive Officer of the Company ceased on September 20, 2004. Other compensation to Mr. Edwards includes $662,964, pursuant to the terms of Mr. Edwards’ employment agreement and $22,365 for accrued vacation.

(6)	For fiscal year 2004, salaries reflect compensation paid for 27 pay periods as compared to fiscal years 2003 and 2002 in which salaries reflected compensation for 26 pay periods.
Option Grants in Last Fiscal Year
      No options or stock appreciation rights were granted to the Named Officers during the twelve-month period ended December 31, 2004.

Options Exercises and Holdings
      The following table sets forth information with respect to the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 2004 and unexercised options held as of December 31, 2004:
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year End Option Values

			Number of Securities
			Underlying Unexercised		Value of In-the-Money
			Options at		Unexercised Options at
	Shares		December 31, 2004		December 31, 2004(2)
	Acquired	Value
Name	On Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Russell A. Doll	–0–	$–0–	125,000	–0–	$41,125	$–0–
Mitchell I. Rosen	–0–	–0–	10,500	9,500	9,293	9,345
Charles S. Troy	–0–	–0–	90,000	–0–	12,338	–0–
Tracy A. Edwards(3)	60,000	28,257	–0–	–0–	–0–	–0–

(1)	Based upon the difference between the market price on the date of exercise less the option exercise price.

(2)	Based upon the closing price on the American Stock Exchange on that date ($3.26).

(3)	Options were exercised subsequent to the cessation of Mr. Edwards employment with the Company.
Employment and Severance Agreements
      In December 2003, the Company entered into a severance agreement with Mr. Doll in connection with his employment as President of the Company’s Tech.logix Group. The agreement provides that Mr. Doll would receive an amount equal to his annual base compensation (excluding bonuses and other compensation) in the event the company terminates his employment other than by reason of death, disability, retirement, or cause, or in the event Mr. Doll terminates his employment as a result of a reduction in his base compensation. The payment of severance is limited and will not be payable in the event Mr. Doll is receiving or is entitled to receive severance compensation after a change in control under severance agreements noted below.
      In January 2005, the Company entered into a severance agreement with Mr. Rosen in connection with his appointment as the Company’s Chief Financial Officer. The agreement provides that Mr. Rosen would receive an amount equal to one half of his annual base compensation (excluding bonuses and other compensation) in the event the company terminates his employment other than by reason of death, disability, retirement, or cause. The agreement also provides that for a period of six months following the date of Mr. Rosen’s termination, the Company shall provide Mr. Rosen and his eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Mr. Rosen’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if Mr. Rosen becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations with regard to Mr. Rosen’s health insurance shall terminate.

      Severance agreements currently in effect with Messrs. Doll and Troy provide, in essence, that should there be a “change in control” (as defined below) and the officer’s employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a severance payment. A “change in control” of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company’s outstanding common stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The severance agreements with Messrs. Doll and Troy entered into in April 1998 and March 1998, respectively, provide that if they are terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of their “base amount” and the maximum amount payable that would not constitute an “excess parachute payment.” In June 1999, Mr. Doll entered into a second severance agreement having substantially the same terms except the payment calculation would be 145% of the base amount.
      In February 1999, the Company entered into an employment agreement with Tracy A. Edwards, the Company’s President and Chief Executive Officer. The Company also entered into a severance agreement with Mr. Edwards in April 1993. Pursuant to the terms of Mr. Edwards’ employment and severance agreements with the Company, Mr. Edwards received a lump sum payment of $662,964 in October 2004 as payment of all amounts owed under both agreements.
      The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available under applicable law or the Company’s Bylaws.
OTHER COMPENSATION
Savings and Profit Sharing Plan
      The Company established the Bell Industries’ Employees’ Savings and Profit Sharing Plan (the “PSP”) in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board. The Board determines the Company’s contribution to the PSP in its discretion. For the fiscal year ended December 31, 2004, the Company contributed $87,000 to the PSP.
Executive Deferred Income and Pension Plan
      In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the “EDP”). Under the EDP, as amended, each officer and such other highly compensated employees as the Board of Directors may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. Such deferred sums are assigned to employee designated investment options, which are funded through Company-owned life insurance policies. The Plan provides for a Company matching contribution in an amount equal to 50% of a participant’s chosen deferral. The maximum annual Company matching contribution per participant is limited to the lesser of 50% of the deferred amount or $20,000.

      Upon retirement or other termination of employment after reaching age 62, a participant is entitled to receive a benefit equal to the balance of their deferred salary plus accrued earnings and any matching funds contributed by the Company plus accrued earnings.
      If a participant voluntarily resigns without the approval of the Board, the participant is entitled to receive the balance of their deferred salary plus accrued earnings and the vested percentage of matching funds contributed by the Company plus accrued earnings. The vesting is based on years of service with a participant becoming fully vested after 12 years. If a participant voluntarily resigns with the approval of the Board, or is terminated without cause, or within two years after a “change in control”, the participant is entitled to the balance of their deferred salary plus accrued earnings and any matching funds contributed by the Company plus accrued earnings as of the date of termination. If a participant is terminated for cause prior to reaching age 62, the participant is entitled to receive only the balance of their deferred salary plus accrued earnings. In the event of an unforeseen emergency, a participant may withdraw an amount up to the balance of their deferred salary plus accrued earnings, subject to approval by the Board. If a participant dies or becomes permanently disabled while employed, the participant’s beneficiary is entitled to receive the balance of the deferred salary plus accrued earnings and any matching funds contributed by the Company plus accrued earnings as of the date of death or permanent disability.
      Generally, a participant or their beneficiary, if applicable, may elect to have their benefit paid in a lump sum or paid in approximately equal annual installments over a period of 5 or 10 years.
REPORT OF THE COMPENSATION COMMITTEE
      The Company’s compensation philosophy is based upon the belief that the Company’s success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.
Base Salary
      The Compensation Committee attempts to set the base salary levels competitively with those paid to executives of comparable companies in major metropolitan regions. In determining salaries, the Compensation Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.
Annual Incentive Bonus
      The Compensation Committee established an executive bonus program for fiscal 2004 based on the achievement of predetermined financial targets and discretionary factors. With the exception of Mr. Troy, who was awarded a financial bonus based on the financial performance of a business unit that he oversees, the financial performance goals established for the executive officers were not met. Messrs. Doll, Rosen and Troy were awarded a portion of their respective eligible discretionary bonus awards for 2004 based on the achievement of various non-financial objectives that were established for each officer.
Long-Term Incentive Program
      Currently, the Company’s long-term incentive program consists of the award, from time to time, of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

      The Compensation Committee’s current policy is to award stock options to executive officers and other key employees. Exercise prices are generally established equal to the fair market value of Bell’s common stock on the date of grant. Options are usually for a term of five (5) or ten (10) years and become vested over a period of three (3) or four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer’s deemed ability to influence the long-term growth and profitability of the Company. No stock options were granted to executive officers during 2004.
Chief Executive Officer’s Compensation
      On September 20, 2004, Mr. Doll became acting President and Chief Executive Officer of the Company. His employment arrangements have been previously described. Salary for the Chief Executive Officer is based upon numerous factors, the most prominent being his duties and responsibilities, salaries earned by chief executive officers of comparable companies, the individual’s past salary history, and the complexity of the Company’s business during his term. Mr. Doll’s annual base salary as Chief Executive Officer for 2004 was $300,000. Annual incentive bonus, up to a maximum of 100% of base salary, is based on the achievement of operating and/or financial goals and other agreed criteria. Mr. Doll was awarded a discretionary cash bonus of $60,000 in March 2005 in recognition of his efforts in achieving certain strategic and tactical objectives during 2004.
Section 162(m) of the Internal Revenue Code
      The Compensation Committee periodically reviews the potential implications of Section 162(m) of the tax code. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its named executive officers unless the compensation is performance-based within the meaning of Section 162(m). Although the Compensation Committee will consider various alternatives for preserving the deductibility of compensation payments, the committee reserves the right to award compensation to our executives that may not qualify under Section 162(m) as deductible compensation.
Conclusion
      It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the interests of each executive officer and the interests of our shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner for both the short and long-term.

Submitted By The Compensation Committee of
The Board of Directors

Mark E. Schwarz (Chairman), L. James Lawson and Charles B. Graves
      The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Act.

PERFORMANCE GRAPH
      The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the American Stock Exchange Market Index (the “AMEX Market Index”), and a peer group index (the “Peer Group”). The graph assumes that $100 was invested on December 31, 1999 in each of our common stock, the Amex Market Index, and the Peer Group and assumes reinvestment of dividends.

	1999	2000	2001	2002	2003	2004

Bell Industries, Inc.	100.00	33.61	29.18	21.51	34.55	43.83
Peer Group(A)	100.00	21.47	14.53	9.07	16.86	25.19
Amex Market Index(B)	100.00	98.77	94.22	90.46	123.12	140.99

(A)	The Peer Group consists of the following computer technology solution companies:

En Pointe Technologies, Inc.	MTM Technologies, Inc.
Halifax Corporation	Sento Corporation

(B)	Since March 13, 2000, the Company’s common stock has traded on the American Stock Exchange. Prior to this date, it traded on the New York Stock Exchange.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.
      In this context, the Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004 and the notes thereto. It has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors during the 2004 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Communication with Audit Committees). The Audit Committee also received and discussed with PricewaterhouseCoopers LLP the matters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) including the independence of PricewaterhouseCoopers LLP from the Company. Based on such review and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and be filed with the SEC.

Submitted By The Audit Committee Of
The Board of Directors

L. James Lawson (Chairman), Mark E. Schwarz and Charles B. Graves
      The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Act.
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers LLP has been the Company’s independent auditors for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from PricewaterhouseCoopers LLP will attend the Annual Meeting, will be available to answer questions and will be afforded the opportunity to make any statements the representative desires to make.
PRINCIPAL AUDITOR FEES AND SERVICES
      The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP in 2004 and 2003.
Audit Fees
      For the years ended December 31, 2004 and 2003, PricewaterhouseCoopers LLP billed the Company an aggregate of $200,000 and $185,000, respectively, for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the Company’s consolidated interim financial statements included in its Form 10-Q.
Audit-Related Fees
      For each of the years ended December 31, 2004 and 2003, PricewaterhouseCoopers LLP billed the Company an aggregate of $18,500 for professional services rendered for audit-related services related to the Company’s 401(k) plan.

Tax Fees
      For the years ended December 31, 2004 and 2003, PricewaterhouseCoopers LLP billed the Company an aggregate of $0 and $5,000, respectively, for professional services rendered for tax compliance service.
All Other Fees
      For the years ended December 31, 2004 and 2003, PricewaterhouseCoopers LLP did not bill the Company for any other fees not described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”
Policy for Pre-Approval of Independent Auditor Services
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The Company does not believe that there are any relationships or related transactions which are required to be reported.
OTHER MATTERS
Section 16(a) Reporting Compliance
      Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish the Company with copies of such reports. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements for the Company’s executive officers, directors and 10% shareholders were met during the year ended December 31, 2004.
Expenses of Proxy Solicitation
      Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Annual Report on Form 10-K
      The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004 upon the written request of any shareholder. This request should be directed to Bell Industries, Inc., 1960 East Grand Avenue, Suite 560, El Segundo, California 90245; Attn: Chief Financial Officer.
Shareholder Proposals
      In accordance with SEC rules, if a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company’s next Annual Meeting of Shareholders, tentatively scheduled for May 23, 2006, such proposal must be received by Mark J. Kelson, Secretary, at the address above prior to December 19, 2005 in order to be included in the Company’s Proxy Statement and form of proxy relating to that meeting.
      In addition, shareholders may present proposals, which are proper subjects for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified in the Company’s Bylaws. The Company’s Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder’s name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder’s notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal.
      If the proposal includes the nomination of a person to become a director, the nomination is required to contain certain information about both the nominee and the shareholder making the nomination as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under American Stock Exchange Sections 121 (if applicable) and 803(a) of the Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

OTHER BUSINESS
      The Board knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

Mark J. Kelson
Secretary
April 19, 2005

Bell Industries, Inc.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Meeting Details

1960 East Grand Avenue
El Segundo, California 90245-4608

This Proxy is Solicited on behalf of the Board of Directors.

The undersigned hereby appoints Mark E. Schwarz and Russell A. Doll and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on April 15, 2005, at the Annual Meeting of Shareholders to be held on May 24, 2005 or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

A	Election of Directors
1. The Board of Directors recommends a vote FOR the election as Directors of the nominees listed below.

	For	Withhold		For	Withhold

01 — R. Doll	☐	☐	04 — M. Parks	☐	☐

02 — J. Fellows	☐	☐	05 — M. Schwarz	☐	☐

03 — J. Lawson	☐	☐

B	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

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